Exhibit 4.40

Letter of Undertaking

To: Shanghai Zhiyan Yunwei Technology Co., Ltd.

From the effective date of this Letter of Undertaking, if Shanghai Zhiyan Yunwei Technology Co., Ltd. or any company whose financial statements can be consolidated by it according to the accounting standards for enterprises suffers losses in any year, this Enterprise will provide free financial assistance in the next year to the company that suffers losses, and the amount of the financial assistance will not be less than the amount of the company’s losses, so that the company that suffer losses can avoid the impact of financial losses in that year. The financial assistance provided by this Enterprise according to this Letter of Undertaking is not required to be returned.

This Letter of Undertaking shall come into force at the same time as a series of agreements concluded by and among this Enterprise, Shanghai Rongyan Yunqi Technology Co., Ltd. and Shanghai Zhiyan Yunwei Technology Co., Ltd., such as the Exclusive Technical Consulting and Service Agreement, the Exclusive Option Agreement and the Equity Pledge Agreement.

This Letter of Undertaking shall be irrevocable and effective as of the effective date.

The above undertakings are hereby made for your attention.

Promisor:

Shanghai Edge Connect Technology Co., Ltd. (Seal)

Authorized Representative (Signature): /s/ Lulang

December 10, 2020